Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150767

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, no par value	1,951,037	$24.29	$47,390,689	$2,645
_______________
(1)
Estimated for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low price of the common stock as provided by the Nasdaq Stock Market on July 30, 2009.

(2)	Calculated in accordance with 457(r) under the Securities Act.

Prospectus Supplement
(To Prospectus dated May 9, 2008)

1,951,037 Shares

Common Stock

This prospectus supplement relates to the offer and sale, from time to time, by the selling stockholders named herein of up to 1,951,037 shares of our common stock issuable upon conversion of the 1,951,037 shares of our non-voting common stock that we issued to the selling stockholders in June 2009 upon conversion of the shares of our Series A Junior Nonvoting Preferred Stock held by such selling stockholders.

We will not receive proceeds from any sale of common stock by the selling stockholders, but we have agreed to pay, on behalf of the selling stockholders, certain registration expenses relating to such shares of our common stock.  The registration of the shares does not necessarily mean that shares will be sold by the selling stockholders under this prospectus or otherwise.

The selling stockholders from time to time may offer and sell the shares held directly or through agents or broker-dealers on terms to be determined at the time of sale.  The purchase price of any shares offered by the selling stockholders likely will be the market price of a share of common stock at that time; however, it may instead be based upon privately negotiated prices.  See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PVTB.”  The last reported closing price of our common stock on July 30, 2009 was $24.17 per share.

Certain selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of common stock may be deemed to be “underwriters” under the Securities Act of 1933.  See “Plan of Distribution.”

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-5 of this prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 31, 2009.

We include cross-references in this prospectus supplement to captions elsewhere in these materials where you can find further related discussions.  The following table of contents tells you where to find these captions.

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts.  The first part is the prospectus supplement, which describes the specific terms of this offering.  The second part is the prospectus, which describes more general information, some of which may not apply to this offering.  You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “PrivateBancorp,” the “Company,” “we,” “us,” “our” or similar references mean PrivateBancorp, Inc. and its subsidiaries.

Generally, when we refer to this “prospectus supplement,” we are referring to both the prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein unless the context suggests otherwise.  If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This prospectus supplement may be used only for the purpose for which it has been prepared.  No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents referred to in this prospectus supplement and the accompanying prospectus and which are made available to the public.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell the securities.  You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, in the accompanying prospectus and in information incorporated by reference into this prospectus supplement and the accompanying prospectus that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements, which are based on certain assumptions and reflect our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.  These forward-looking statements include statements relating to our projected growth, anticipated future financial performance and management’s long-term performance goals.  Forward-looking statements also include statements that anticipate the effects on our financial condition and results of operations from expected developments or events, such as the implementation of internal and external business and growth plans and strategies.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors.  Factors that could have a material adverse effect on our financial condition, results of operations and future prospects include, but are not limited to:

•	continued deterioration of U.S. economic conditions,

•	further deterioration in asset quality, including transactions extended directly for commercial real estate property investment, and to investors in real estate projects,

•	difficult commercial real estate market conditions; collateral values and absorption of projects available for lease remaining soft,

•	adverse developments in our loan or investment portfolios,

•	any need to continue to increase our allowance for loan losses,

•	unforeseen difficulties and higher than expected costs associated with the continued implementation of our Strategic Growth Plan,

•	fluctuations in market rates of interest and loan and deposit pricing in our market areas,

•	the effect of continued margin pressure on our earnings,

•
the failure to obtain on terms acceptable to us, or at all, the capital necessary to fund our growth and maintain our regulatory capital ratios, or those of our subsidiary banks, above the “well-capitalized” threshold,

•	any additional charges related to asset impairments,

•	insufficient liquidity or funding sources or our inability to obtain the funding necessary to fund our loan growth on terms that are acceptable to us,

•	legislative or regulatory changes, particularly changes in the regulation of financial services companies and/or products and services offered by financial services companies,

•	slower than anticipated growth of our business or unanticipated business declines, including as a result of continuing negative economic conditions,

•	inability to retain top management personnel due to recently-enacted legislation that restricts executive compensation,

•	unforeseen difficulties relating to the mergers and integrations of our subsidiary banks,

•	unforeseen difficulties relating to the acquisition and integration of businesses acquired in purchase and assumption transactions,

•	competition,

•	unforeseen difficulties in integrating new hires,

•	failure to improve operating efficiencies through expense controls,

•	the possible dilutive effect of potential acquisitions, expansion or future capital raises, and

•	risks and other factors set forth under “Risk Factors” in this prospectus supplement, in the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made.  We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law.  We qualify all of our forward-looking statements by these cautionary statements.

PRIVATEBANCORP, INC.

PrivateBancorp, through our PrivateBank subsidiaries (our “Banks”), provides customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve.  We seek to develop lifetime relationships with our clients.  Through a team of highly qualified managing directors, our Banks deliver a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet our clients’ commercial and personal needs.  Since our inception in 1989, we have expanded into multiple geographic markets in the Midwest and Southeastern United States through the creation of new banks and banking offices and the acquisition of existing banks.

In the fourth quarter of 2007, we announced the implementation of our Strategic Growth Plan (“our Plan” or “the Plan”).  We implemented our Plan to take advantage of the disruption in the Chicago middle-market commercial banking market caused by the announcement of the sale of LaSalle Bank, N.A. to Bank of America, N.A., and, as a result, seize an opportunity to expand our lines of business, product offerings and reach within our current markets as well as in select new markets, with the goal of exceeding our historical growth rate, diversifying our business and acquiring new middle-market clients.  As a part of implementing our Plan, we recruited Larry D. Richman, a long-time Chicago banking executive and former chief executive officer of LaSalle Bank, as our President and Chief Executive Officer in late 2007, and hired a significant number of talented, experienced middle-market commercial bankers and other personnel, thereby substantially increasing the size and scope of our organization.  In July 2008, Norman R. Bobins, who retired in 2007 as chairman, chief executive officer and president of LaSalle Bank, was appointed to our Board of Directors and was named Chairman of the Board of The PrivateBank and Trust Company (“The PrivateBank—Chicago”), one of our bank subsidiaries.  Ralph B. Mandell, the co-founder of the Company and the former CEO prior to Mr. Richman, became our Executive Chairman when we launched the Plan and supports Mr. Richman in his execution of the Plan.  We believe the combination of Messrs. Richman, Mandell and Bobins, three venerable Chicago bankers, contributes substantial banking know-how and commercial relationships to our organization.

We currently manage our company along four lines of business—Illinois Commercial and Specialty Banking, National Commercial Banking, Commercial Real Estate and The PrivateWealth Group, which includes our private banking, wealth management and mortgage banking divisions.  We have hired 155 Managing Directors since the third quarter of 2007, including 103 in 2008, to serve a growing client base and deliver enhanced products and services.  We also expanded into new geographies including opening business development offices in Cleveland, Denver, Des Moines and Minneapolis.  As of June 30, 2009, we had 24 offices located in the Atlanta, Chicago, Cleveland, Denver, Des Moines, Detroit, Kansas City, Milwaukee, Minneapolis and St. Louis metropolitan areas.  As of June 30, 2009, we had consolidated total assets of $11.0 billion, deposits of $8.3 billion and stockholders’ equity of $1.1 billion.  With the primary phase of the Plan largely complete, we have embarked on a second, longer-term phase of the Plan, which we expect will guide our corporate planning and decision making over the next three to five years.  The second phase focuses on execution and, in particular, driving profitability with a focus on improving our operating leverage through continued organic growth and through acquisitions as strategic opportunities arise.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PVTB.” We were incorporated in Delaware in 1989, and our principal executive offices are located at 120 South LaSalle Street, Suite 400, Chicago, Illinois 60602.  Our telephone number is 312-564-2000.  Our internet address is www.pvtb.com.  Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus supplement.

RISK FACTORS

Our business, financial condition and results of operations are subject to various risks, including those discussed below, which may affect the value of our securities.  The risks discussed below are those that we believe are the most significant risks, although additional risks not presently known to us or that we currently deem less significant may also adversely affect our business, financial condition and results of operations, perhaps materially.  Before making a decision to invest in our common stock, you should carefully consider the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus supplement.

Risks Related To Our Business

We may not be able to implement aspects of our Strategic Growth Plan.

In the fourth quarter of 2007, we announced the implementation of our Plan, which included the hiring of our new President and CEO, Larry D. Richman, in November 2007, as well as the hiring of a significant number of senior commercial bankers and other employees, in late 2007 and through 2008, which significantly expanded the size and scope of the Company, particularly in our Chicago offices.  Our growth strategy contemplates continued substantial organic growth, including the further expansion of our business and operations.  We may also continue the hiring of additional personnel, although at a slower pace than during 2008, as we look to add new and enhanced product lines and services and possibly establish additional banking offices in our existing or in new metropolitan markets in the United States.  Implementing our growth strategy depends in part on our ability to successfully identify and capture new business, clients, market share and potential acquisition opportunities in both our existing and new markets.  To successfully grow our business, we must also be able to correctly identify and capture profitable client relationships and generate enough additional revenue to offset the compensation and other operating costs associated with the expansion in the size and scope of the Company.  Moreover, as we open new offices we must be able to attract the necessary relationships to make these new offices cost-effective.

It is also likely that the costs associated with continued future expansion, including compensation-related expenses, will continue to have an adverse effect on our earnings per share while we continue to implement our growth strategy.  To the extent we hire new banking officers or open new banking or business development offices, our level of reported net income, return on average equity and return on average assets will be affected by overhead expenses associated with such hiring and operation, or start-up costs, and the related profitability will also depend on the time lag associated with new banking relationships, originating loans, and building core deposits, as well as the increase in our allowance for loan losses that typically occurs as we grow our loan portfolio.  We are likely to experience the effects of higher expenses relative to operating income from any new operation and the expansion of our employee base.  These expenses may be higher than we expected, and it may take longer than expected for new hires and new offices to reach profitability, if at all.  In addition, we cannot be sure that we will be able to identify suitable opportunities for further growth and expansion, or that if we do, that we will be able to successfully integrate these new operations into our business.  If we are unable to effectively implement our growth strategies, our business may be adversely affected.

Our growth and expansion may strain our ability to manage our operations and our financial resources, and we are subject to risks inherent in rapid growth.

Our financial performance and profitability depend on our ability to continue to execute our Plan.  Our expected continued growth, however, may present operating and other challenges that could adversely affect our business, financial condition, results of operations and cash flows.

Our growth will place a strain on our infrastructure, including administrative, operational and financial resources, and increased demands on our systems and controls.  Accordingly, our growth will require continued enhancements to, and expansion of, our operating and financial systems and controls and may strain or significantly challenge them.  The process of integrating our new personnel, as well as consolidating the businesses and implementing the strategic integration of any acquired or newly-established banking offices and businesses with our existing business, may take a significant amount of time.  It may also place additional strain on our existing personnel and resources and require us to incur substantial expenses.

We have rapidly grown in size since the inception of our Plan, and we may not be able to manage our growth, effectively integrate any businesses that we acquire or establish, or effectively enhance our infrastructure in order to be able to support our continued and anticipated growth.  In order to continue to grow, we will also need to hire additional qualified personnel, and we may not be successful in attracting, integrating and retaining such personnel.

In addition, due to our rapid growth, a large portion of the loans in our loan portfolio were originated recently.  In general, because loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a portfolio of more mature loans will usually behave more predictably than a newer portfolio, such as ours.  As a result, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.  If chargeoffs in future periods increase and/or we are required to increase our provision for loan losses, our earnings and possibly our capital will be adversely affected.

We may not be able to successfully integrate the operations and business of the former Founders Bank that we acquired in the third quarter 2009.

On July 2, 2009, we announced that our subsidiary, The PrivateBank and Trust Company, agreed to acquire all of the non-brokered deposits and certain assets of the former Founders Bank from the FDIC, which was named receiver after the State of Illinois closed Founders Bank.  Founders Bank had approximately $843 million in deposits and approximately $592 million in loans receivable at July 2, 2009.  The PrivateBank agreed to assume certain liabilities, including non-brokered deposits, of $767 million and $24 million of FHLB borrowings.  Assets totaling approximately $843 million were purchased at a discount of $54 million.  The agreement with the FDIC included a loss-share component that provides The PrivateBank with protection from loan losses as defined.

We cannot be sure that we will be able to successfully integrate the business and operations of the former Founders Bank into our business.  Integration risks include, among others, converting the information technology, core processing and other operating systems, which were provided by the holding company of the former Founders Bank.  In addition, the former Founders Bank had a business model that focused on retail business as compared to the commercial business focus of The PrivateBank.  We cannot be sure that we can successfully integrate the retail business of the former Founders Bank with our commercial business.  The acquisition was structured as a purchase from the FDIC as receiver, and we have credit risk protection through a loss-share arrangement with the FDIC.  However, the loss-share arrangement requires that we comply with specific terms and conditions and establish operating and administrative protocols to comply, all in order to realize the full value of the loss-share arrangement.  We cannot be sure that we will be able to realize the full value of the loss-share arrangement.

Our owner-occupied commercial real estate, construction, and other commercial real estate loans often involve loans with large principal amounts, and repayment of these loans may be dependent on factors outside our control and the control of our borrowers, which may subject these loans to a higher degree of credit risk.

At June 30, 2009, our owner-occupied commercial real estate, construction and other commercial real estate loans totaled $899.3 million, $867.7 million and $2.4 billion, respectively, or 10%, 10% and 28%, respectively, of our total loan portfolio.  The repayment of these loans generally is dependent, in large part, on the successful operation of a business occupying the property, the cost and time frame of constructing or improving a property, the availability of permanent financing, or the successful sale or leasing of the property.  These loans are often more adversely affected by general conditions in the real estate markets or in the local economy where the borrower’s business is located.  In addition, the relatively long loan maturities of these loans, the borrower’s inability to use funds generated by a project to service a loan until a project is completed, and the more pronounced risk to interest rate movements and the real estate market that these borrowers face while a project is being completed or seeking a buyer, make these loans more vulnerable to risk of repayment.  For example, many construction and commercial real estate loan principal payments are not fully amortized over the loan period, but have balloon payments due at maturity, and a borrower’s ability to make such balloon payment may depend on its ability to either refinance the loan or complete a timely sale of the underlying property, which will likely be more difficult in an environment of declining property values and/or increasing interest rates.  In addition, on a non-owner occupied commercial loan property, if the cash flow from a borrower’s project is reduced due to leases not being obtained or renewed, that borrower’s ability to repay the loan may be impaired.  As such, if general economic conditions negatively impact these businesses, our results of operations and financial condition may be adversely affected.

Our allowance for loan losses may be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business.  Every loan we make carries a certain risk of non-payment.  This risk is affected by, among other things:

•	the credit risks posed by the particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral.

We maintain an allowance for loan losses that we believe is sufficient to absorb credit losses inherent in our loan portfolio.  The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date.  The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified.

As a percentage of total loans, the allowance was 1.60% at June 30, 2009.  Over the past year, we increased our allowance as a percentage of total loans based on management’s analysis of our credit quality, including a significant increase in non-performing loans, and other factors.  Our regulators review the adequacy of our allowance and, through the examination process, have authority to compel us to increase our allowance even if we believe it is adequate.  We cannot predict whether our regulators will compel us to increase our allowance.  Although we believe our loan loss allowance is adequate to absorb probable and reasonably estimable losses in our loan portfolio, the allowance may not be adequate.  If our actual loan losses exceed the amount that is anticipated, our results of operations and financial condition could be materially adversely affected.

We must be able to successfully integrate our new hires and maintain a cohesive culture in order for our management team to be effective.

Since September 30, 2007, we have hired a substantial number of senior commercial banking officers and other professionals as we have implemented our Plan.  We must also be able to continue to integrate these new hires and retain existing staff in order to successfully build a cohesive management team to fully realize the goals of our Plan.  The inability to manage the social and cultural issues involved in this integration could adversely affect our ability to successfully realign and grow our business as anticipated, and could cause us to incur additional cost and expense as a result of management’s time and focus being diverted toward resolving any such issues.

The loss of key managing directors may adversely affect our operations.

We are a relationship-driven organization.  Our growth and development to date have resulted in large part from the efforts of our managing directors who have primary contact with our clients and are extremely important in maintaining personalized relationships with our client base, which is a key aspect of our business strategy and in increasing our market presence.  The loss of one or more of these key employees could have a material adverse effect on our operations if remaining managing directors are not successful in retaining client relationships of a departing managing director.  See also “Risk Factors — Our Participation in the U.S. Treasury’s Capital Purchase Program Subjects Us to Certain Restrictions” below.

We have entered into employment contracts with Ralph B. Mandell, our Chairman, Larry D. Richman, our President and Chief Executive Officer, and numerous executive officers and managing directors.  Despite these agreements, there can be no assurance that any of these individuals will decide to remain employed by us or that our business will be protected by various covenants not to compete or covenants not to solicit our clients that are contained in these agreements.

We may not be able to access sufficient and cost-effective sources of liquidity necessary to fund our anticipated balance sheet growth.

We depend on access to a variety of funding sources, including deposits, to provide sufficient liquidity to meet our commitments and business needs and to accommodate the transaction and cash management needs of our clients, including funding our loan growth.  Currently, our primary sources of liquidity are our clients’ deposits, as well as brokered deposits, federal funds borrowings, the Federal Reserve Bank Discount Window, Federal Home Loan Bank advances, proceeds from the sale of investment securities, proceeds from the sale of additional equity or trust preferred securities and subordinated debt, and amounts available under our credit facility (which consists of a $20 million revolving loan and a $120 million subordinated term loan).

Our Plan anticipates continued loan growth, especially in commercial loans.  To the extent our deposit growth is not commensurate with our loan growth, we may not be able to fund this growth, or may need to access alternative, more expensive funding sources, including increasing our reliance on brokered deposits.  Addressing these funding needs will be even more challenging if the amount of brokered deposits we utilize approaches our internal policy limits or if the Federal Home Loan Bank, in response to current U.S. financial conditions, places more stringent requirements on a financial institution’s ability to borrow funds.  Likewise, the federal funds market, which is an important short-term liquidity source for us, has experienced a high degree of volatility and disruption since the second quarter of 2008.  In the fourth quarter of 2008 and the first quarter of 2009 we experienced a significant increase in client deposits that has allowed us to reduce our reliance on wholesale funding sources for the time being.  However, there can be no assurance that this level of client deposit growth will continue or that we will be able to maintain the lower reliance on wholesale deposits that we have experienced in the last two quarters.  There is also no way to determine with any degree of certainty the reasons for the significant growth in our client deposits and hence whether these deposits are, in whole or in part, permanent or transitory.  If the returns in the equity markets improve or FDIC insurance coverage is reduced, some of our client deposits could move to higher yielding investment alternatives, thus causing a reduction in our client deposits and increased reliance on wholesale funding sources.  If in the future additional cost-effective funding is not available on terms satisfactory to us or at all, we may need to curtail our loan growth, which could adversely affect our results of operations and earnings.

Our holding company’s liquidity position is affected by the amount of cash and other liquid assets on hand, payment of interest and dividends on debt and equity instruments issued by the holding company, capital we inject into the Banks, redemption of debt issued by the holding company, proceeds we raise through the issuance of debt and equity instruments through the holding company, draws on existing credit facilities at the holding company level and dividends received from the Banks.  Our future liquidity position may be adversely affected if in the future one or a combination of the following events occurs:  the Banks report net losses or their earnings are weak relative to our holding company’s cashflow needs, we deem it advisable or are required by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to use cash at the holding company to support loan growth of the Banks through downstream capital injections, or we have difficulty raising cash at the holding company level through the issuance of debt or equity instruments or accessing additional sources of credit.  If we foresee that the holding company will lack liquidity, we may manage this risk by reducing the amount of capital we inject into the Banks, thus causing our loan growth to slow.  This, in turn, could adversely affect our results of operations and earnings.

We may not be able to raise additional capital necessary to fund our growth and remain well-capitalized.

Our ability to raise additional capital to support our growth and meet minimum regulatory capital requirements at the holding company and at each of our bank subsidiaries is dependent on us being able to efficiently and cost-effectively access the capital markets.  Accordingly, we must continue to be able to issue additional equity securities, trust preferred securities and/or debt when and in the amounts we deem necessary, and there must be ready purchasers of our securities willing to invest in us.  However, events or circumstances in the capital markets generally that are beyond our control may adversely affect our capital costs, our ability to raise capital at any given time and the dilution consequences of any common equity raise we may undertake.  For instance, the capital and credit markets continue to experience high levels of volatility and disruption.  In certain cases, especially in the case of stocks of financial institutions, the markets have produced significant downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength or condition.  If the recent market disruptions and volatility continue or worsen, we may experience an adverse effect on our business, including dilution of earnings per share and restrictions on our ability to access capital.  Our inability to raise additional capital on terms satisfactory to us or at all may affect our ability to grow and would adversely affect our financial condition, results of operations and our compliance with regulatory capital ratios and those of our subsidiary banks.

We are subject to restrictive financial covenants under our senior credit facility that may limit our operational flexibility and opportunities for growth.

We have a senior credit facility consisting of a $20 million revolving credit line.  At June 30, 2009, no amounts were drawn on this facility; however, we expect to draw on it from time to time as liquidity needs arise.  Our senior credit facility contains certain restrictive covenants, including covenants that require us to maintain specified financial ratios and satisfy financial condition tests.  Our requirement to comply with these ratios, tests and covenants may restrict or prohibit our ability to take actions that could benefit us and our stockholders, and could restrict our growth.  Additionally, these ratios, tests and covenants could place us at a competitive disadvantage to our competitors who may not be subject to similar restrictions and may increase our vulnerability to sustained economic downturns and changing market conditions.

In the event we fail to comply with our restrictive debt covenants under our senior credit facility, we may not be able to obtain the necessary amendments or waivers, and our lenders could accelerate the payment of all outstanding amounts due under those arrangements.

Our ability to meet the financial ratios and tests contained in our senior credit facility and otherwise comply with our covenants may be affected by various events, including those that may be beyond our control.  In addition to financial covenants pertaining to our consolidated net worth and capital ratios, our financial covenants require that, as of the end of each fiscal quarter:

•	our allowance for loan losses may not be less than 60% of our nonperforming assets (“Loan Loss Reserve Coverage Ratio”);

•	our total nonperforming assets may not be greater than 2.5% of total loans and other real estate owned (“NPA/Total Loans Ratio”); and

•	our ratio of investments in our subsidiaries to our total equity capital may not be greater than 1.50 to 1.00 (“Double Leverage Ratio”).

As of June 30, 2009, our Loan Loss Reserve Coverage Ratio, NPA/Total Loans Ratio and Double Leverage Ratio was 1.60%, 2.10% and 1.00 to 1.00, respectively.  We may not be able to continue to meet these and other ratios, tests and covenants, and under the terms of our senior credit facility prior to its February 2009 amendment, we were not in compliance with our Loan Loss Reserve Coverage Ratio, NPA/Total Loans Ratio and Double Leverage Ratio at December 31, 2008.  If we were to breach of any of these covenants, ratios, tests or restrictions, as applicable, in the future, it could result in an event of default, which would allow our lenders to declare all amounts outstanding to be immediately due and payable.  If the lenders accelerate the payment of our indebtedness, we may not be able to repay in full the amounts then outstanding.  Further, as a result of any breach and during any cure period or negotiations to resolve a breach or expected breach, our lenders may refuse to make further loans to us, which could affect our liquidity and results of operations.

In the event we breach a covenant in the future or we expect that a breach may occur, we would seek to obtain a waiver from our lenders or an amendment to our facility; however, we may not be successful in obtaining necessary waivers or amending our facility.  Even if we are successful in obtaining waivers or entering into any such amendments, we could incur substantial costs in doing so, our borrowing costs could increase, and we may be subject to more restrictive covenants than the covenants under our existing facility.  Any of the foregoing events could have a material adverse impact on our business and results of operations, and there can be no assurance that we would be able to obtain the necessary waivers or amendments on commercially reasonable terms, or at all.

We rely on the services of third parties to provide services that are integral to our operations.

We rely on third-party service providers to support our operations.  For example, we have relied, and continue to rely, upon selected outside investment managers to provide investment advice and asset management services to our clients.  We cannot be sure that we will be able to maintain these arrangements on favorable terms.  Also, many of the investment managers with whom we work are affiliated with our competitors in the financial services field.  We cannot be sure that our investment managers will continue to work with us in these arrangements or that our clients will continue to utilize the services of these investment managers through us, rather than directly from the investment management firms themselves.  The loss of any of these outside investment managers may affect our ability to provide our clients with quality service or certain types of portfolio management without incurring the cost of replacing them.

We also are dependent on third-party service providers for data processing and other information processing systems that support our day-to-day banking, investment, and trust activities and on third-party providers of products and services on a private label basis that are integral to our banking and wealth management relationships with our clients.  Any disruption in the services provided by these third parties, or any reputational risk or damage they may suffer as a result of such disruptions, could have an adverse effect on our reputation, operations and our ability to meet our clients’ needs.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business.  Any failure, interruption, or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, or other systems.  We have policies and procedures expressly designed to prevent or limit the effect of a failure, interruption, or security breach of our systems.  However, there can be no assurance that any such failures, interruptions, or security breaches will not occur or, if they do occur, that the impact will not be substantial, including damage to our reputation, a loss of customer business, additional regulatory scrutiny, or exposure to civil litigation and possible financial liability, any of which could have an adverse effect on our financial condition and results of operations.

Our accounting policies and methods are critical to how we report our financial condition and results of operations.  They require management to make estimates about matters that are uncertain.

Accounting policies and methods are fundamental to how we record and report our financial condition and results of operations.  Management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with generally accepted accounting principles and fairly present our financial condition and results of operations.

Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities, commitments and contingencies.  A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or reducing a liability.  We have established detailed policies and control procedures that are intended to ensure these critical accounting estimates and judgments are well controlled and applied consistently.  In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner.  Because of the uncertainty surrounding our judgments and the estimates pertaining to these matters, we cannot guarantee that we will not be required to adjust accounting policies or restate prior period financial statements.

At June 30, 2009, we had $80.0 million of deferred tax assets.  In assessing whether a valuation allowance against these deferred tax assets was needed at June 30, 2009, we considered a number of positive factors.  These included the expectation of reversing taxable temporary differences in future periods, including the unrealized gain in our securities portfolio, and our expectation of generating a significant amount of taxable income over a relatively short time period.  We also considered the negative evidence associated with generating a cumulative pre-tax loss for financial statement purposes, using a trailing three-year period for purposes of this cumulative assessment.

Although we believe we will have positive earnings in the near-term, it is also highly likely that for the rest of 2009 and into 2010, we will continue to be in a cumulative pre-tax loss for financial statement purposes, using a trailing three-year timeframe.  This will continue to be negative evidence in the assessment of whether a deferred tax asset valuation allowance is needed.  Our conclusion that it is more likely than not that our deferred tax asset will be realized is dependent on a number of factors, including our near-term earnings and taxable income projections.  To the extent these or certain other assumptions change materially, we may need to establish a valuation allowance against all or part of the deferred tax asset, which would adversely affect our results of operations and capital levels and ratios.

In addition, even if we continue to conclude that a valuation allowance is not needed for GAAP, we could be required to disallow all or a portion of the net deferred tax asset for bank regulatory purposes.  The assessment of whether the net deferred tax asset is disallowed, in whole or in part, for regulatory purposes is based on regulatory guidelines, which in some cases, are more restrictive than those of GAAP.  Although a disallowed deferred tax asset for regulatory purposes would not impact our results of operations, it would reduce our regulatory capital ratios.

Goodwill is an intangible asset and is subject to periodic impairment analysis.  Certain facts or circumstances may indicate impairment that may lead us to recording an expense to write down this asset.

We had $95.0 million in goodwill recorded on our consolidated balance sheet at June 30, 2009.  Goodwill represents the excess of purchase price over the fair value of net assets acquired using the purchase method of accounting.  Our goodwill was created as a result of several acquisitions we completed in prior years.  Goodwill is tested at least annually for impairment or more often if events or circumstances indicate there may be impairment.  If our stock price falls below our book value per share, this may signal a possible impairment of goodwill and we may need to undertake an impairment analysis before the end of 2009.  Our impairment determination would rely on, among other factors, a discounted cash flow analysis based on internal financial forecasts.  If the discounted cash flow analysis led us to a conclusion that the fair value was below its book value, it is more likely than not that we would incur an impairment charge for some or all of our goodwill.

PrivateBancorp relies on dividends from its subsidiaries for most of its revenues.

PrivateBancorp is a separate and distinct legal entity from its subsidiaries.  It receives substantially all of its revenue from dividends from its subsidiaries.  These dividends are the principal source of funds to pay dividends on its common stock and preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program (“CPP”) and interest and principal on its debt.  Various federal and state laws and regulations limit the amount of dividends that the Banks and certain non-bank subsidiaries may pay to the holding company.  In the event the Banks are unable to pay dividends to PrivateBancorp, it may not be able to service its debt, pay obligations or pay dividends on its common stock and preferred stock issued under the CPP.  The inability to receive dividends from the Banks could have a material adverse effect on our business, financial condition and results of operations.

Any future sales of our shares of common or preferred stock will dilute your ownership interest in us, and may adversely affect the market price of our common stock.

We expect that we will need to raise additional capital to support our growth and, if warranted, to meet minimum regulatory capital requirements.  The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or preferred stock (or the perception that such sales could occur), including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.  The issuance of additional common stock will further dilute the ownership interest of our existing common stockholders.

Risks Related to Our Operating Environment

Continued tightening of the credit markets and instability in the financial markets could adversely affect our industry, business and results of operations.

Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers including other financial institutions.  This has resulted in less available credit, a lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity.  A sustained period of instability in the financial markets and tight credit markets would materially and adversely affect our business, financial condition and results of operations.  In this respect, and although the U.S. Treasury and the FDIC, among other agencies, have implemented programs to stabilize the U.S. economy, the effectiveness of these measures remains uncertain.

Weak economic conditions could have a material adverse effect on our financial condition and results of operations.

The U.S. economy has been in a prolonged and deep recession for the past several calendar quarters, thus the strength of the U.S. economy and the local economies in each of the markets where our banking offices are located has declined.  A sustained period of negative economic growth or further deterioration in the national or local business or economic conditions could result in, among other things, a further deterioration of credit quality or a reduced demand for credit, including a resultant effect on our loan portfolio and allowance for loan losses.  These factors could result in higher delinquencies and additional charge-offs in future periods especially given our exposure to commercial real estate lending, which would materially adversely affect our financial condition and results of operations.  Continued, sustained weakness in business and economic conditions generally or in our markets specifically could have one or more of the following adverse impacts on our business:

•	a decrease in the demand for loans and other products and services offered by us;

•	a decrease in the value of our loans held for sale or other assets secured by consumer or commercial real estate; and

•	an increase in the number of clients and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us.

An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for loan losses, and valuation adjustments on loans held for sale, which would materially adversely affect our financial condition and results of operations.

We may be adversely affected by interest rate changes.

Our operating results are largely dependent on our net interest income.  Fluctuations in interest rates may significantly affect our net interest income, which is the difference between the interest income earned on earning assets, usually loans and investment securities, and the interest expense paid on deposits and borrowings.  The interest rate environment over the last year has continued to compress our net interest margin.  Over the long term, we expect our net interest margin to benefit during a rising rate environment and alternatively, if market rates continue to decrease, we expect our net interest margin to continue to decrease.  We are unable to predict fluctuations in interest rates, which are affected by factors including:  monetary policy of the Federal Reserve, inflation or deflation, recession, unemployment rates, money supply, domestic and foreign events, and instability in domestic and foreign financial markets.

Our investment portfolio also contains interest rate sensitive instruments that may be adversely affected by changes in interest rates or spreads caused by governmental monetary policies, domestic and international economic and political conditions, issuer or insurer credit deterioration and other factors beyond our control.  A rise in interest rates or spread widening would reduce the net unrealized gains currently reflected in our investment portfolio, offset by our ability to earn higher rates of return on funds reinvested.  Conversely, a decline in interest rates or spread compression would increase the net unrealized gains currently reflected in our investment portfolio, partially offset by lower rates of return on funds reinvested.

As a continuing part of our financial strategy, we attempt to manage the effect of fluctuations in market interest rates on our net interest income.  This effort includes our asset/liability management policy, which sets guidelines for exposure to interest rate fluctuations, liquidity, loan limits as a percentage of funding sources, exposure to correspondent banks and brokers, and reliance on non-core deposits.  Nonetheless, our asset/liability policy may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

Various factors could depress the price of and affect trading activity in our common stock.

The price of our common stock can fluctuate significantly in response to a variety of factors, including, but not limited to:

•	actual or anticipated variations in our quarterly results of operations;

•	earnings estimates and recommendations of securities analysts;

•	the performance and stock price of other companies that investors and analysts deem comparable to us;

•	the soundness or predicted soundness of other financial institutions;

•	news reports regarding trends and issues in the financial services industry;

•	actual or anticipated changes in the economy, the real estate markets, and interest rates;

•	our capital markets activities;

•	announcements of strategic developments, mergers, acquisitions and other material developments involving our peers;

•	delays in, or a failure to realize the anticipated benefits of, an acquisition;

•	changes in legislation or regulation impacting the financial services industry in particular, or publicly traded companies in general;

•	changes in economic policy of the U.S. Treasury and the Federal Reserve concerning management of the current financial crisis;

•	public statements by influential leaders in the U.S. government concerning the safety and soundness of the banking industry;

•	the public perception of the banking industry and its safety and soundness;

•	regulatory enforcement or other actions against PrivateBancorp or its affiliates; and

•	general market fluctuations.

Fluctuations in our stock price may make it more difficult for you to sell your shares of our common stock at an attractive price.

Risks Related to the Financial Services Industry

Our participation in the U.S. Treasury’s Capital Purchase Program subjects us to certain restrictions.

On January 30, 2009, we issued approximately $243.8 million of our senior preferred stock and warrants to purchase 1,290,026 shares of common stock at an exercise price of $28.35 per share to the U.S. Treasury under the CPP.  Based on our participation in the CPP, we agreed to comply with its terms and conditions, which subjects us to certain restrictions, oversight and costs.  For example, we may not without the consent of the U.S. Treasury increase our dividend, currently $0.01 per share per quarter, above a rate of $0.075 per quarter or, subject to certain exceptions, engage in repurchases of our common stock or trust preferred securities for three years or, if earlier, the date on which all preferred stock issued to the U.S. Treasury has been redeemed or transferred by the U.S. Treasury.  Our participation in the CPP also subjects us to additional executive compensation restrictions, which may adversely affect our ability to attract and retain highly-qualified senior executive officers.  Furthermore, under the terms of the securities purchase agreement we entered into with the U.S. Treasury, the U.S. Treasury will be able to unilaterally amend the agreement to make it consistent with any subsequent statutory provisions implemented by Congress.  If we fail to comply with the terms and conditions of the program or the securities purchase agreement, including any restrictions upon our use of the CPP proceeds, we could become subject to a regulatory enforcement action or legal proceedings brought by the U.S. government, which, in turn, would present significant reputational risks for us that could affect our ability to retain or attract new clients or investors (if and when we determine to raise additional capital) or both.

We cannot predict the impact on us of recently enacted or future legislation, in particular the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, and their implementing regulations and other regulatory actions.

The programs established or to be established under the Emergency Economic Stabilization Act of 2008, including the CPP and the American Recovery and Reinvestment Act of 2009, have resulted in increased regulation of our industry.  Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

Similarly, programs established by the FDIC under the systemic risk exception to the Federal Deposit Insurance Act, whether we participate or not, may have an adverse effect on us.  Our participation in the FDIC Temporary Liquidity Guarantee Program will require the payment of additional insurance premiums to the FDIC.  The full impact on our business as a result of participating or not participating in any such programs, and the extent of our participation in such programs, cannot reliably be determined at this time.

Our ability to maintain a competitive advantage as a premier middle-market commercial bank is highly dependent on our reputation.

We believe clients and potential clients expect us to deliver superior, highly-personalized financial services with the highest standards of ethics, performance, professionalism and compliance.  Accordingly, we are highly dependent on our reputation to attract and retain clients.  Maintaining our reputation depends on successfully identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, record-keeping, regulatory investigations and any litigation that may arise from our failure or perceived failure to comply with legal and regulatory requirements.  Damage to our reputation could undermine the confidence of current and potential clients in our ability to service them, which could extend to adversely affecting the confidence of our counterparties, business partners and stockholders, and ultimately affect our ability to manage our balance sheet or effect transactions.

The creditworthiness of other financial institutions as well as potential settlement and operational risks associated with transactions originated by our Capital Markets Group could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other banks.  Banks are interrelated as a result of lending, clearing, counterparty and other relationships.  As a result, defaults by, or even rumors or questions about, one or more banks, or the banking industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions.  Many of the transactions engaged in by us and the Banks in the ordinary course of business, particularly in our Capital Markets Group, expose us to credit risk in the event of default of a counterparty or customer.  In such instances, the collateral we hold may be insufficient to mitigate our losses, as we may be unable to realize or liquidate at prices sufficient to recover the full amount of our exposure.  Such losses could have a material and adverse effect on our financial condition and results of operations.

Our Capital Markets Group offers an extensive range of over-the-counter interest rate and foreign exchange derivatives products, including but not limited to interest rate swaps, options on interest rate swaps, interest rate options (which include caps, floors and collars), foreign exchange forwards and options as well as cash products such as foreign exchange spot transactions.  Although we structure these client-generated trading activities to mitigate our exposure to market risk, we also are exposed to other risks, the most significant of which include credit risk of our counterparties, operational risk and settlement risk, which may be most significant in foreign exchange transactions where timing differences between settlement centers can result in us paying our client and/or counterparty before actually receiving the funds.  The exposure of our counterparties requires active monitoring of potential calls as well as liquidity management to ensure timely and cost efficient posting of collateral.  Operational risk includes errors in execution of internal bank procedures and controls, which could expose us to financial and/or reputation loss.  A lapse or breakdown of these procedures or controls could significantly increase our exposure to counterparty credit risk and operational risk, which could result in a material loss to us.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors.  Our future growth and success will depend on our ability to compete effectively in this highly competitive environment.  We compete for loans, deposits, wealth management and other financial services in our geographic markets with other commercial banks, thrifts, credit unions and brokerage firms operating in the markets we serve.  Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business.  In addition, larger competitors may be able to price loans and deposits more aggressively than we do.  Also, technological advances and the continued growth of internet-based banking and financial services have made it possible for non-depositary institutions to offer a variety of products and services competitive with certain areas of our business.  As we have grown, we have become increasingly dependent on outside funding sources, including brokered deposits, where we face nationwide competition.  Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured, state-chartered banks, federal savings banks, and national banks.  As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various products and services.

Our success in this competitive environment requires consistent investment of capital and human resources.  This investment is directed at generating new products and services, and adapting existing products and services to the evolving standards and demands of our clients.  Among other things, this helps us maintain a mix of products and services that keeps pace with our competitors and achieves acceptable margins, an important strategic goal.  This investment also focuses on enhancing the delivery of our products and services in order to compete successfully for new clients or additional business from existing clients, and includes investment in technology.  Falling behind our competition in any of these areas could adversely affect our business opportunities and growth, which, in turn, could have a material adverse effect on our financial condition and results of operations.

We are highly regulated and may be adversely affected by changes in banking laws, regulations, and regulatory practices, including the extraordinary actions being taken by the U.S. government in response to the recent financial crises.

We are subject to extensive regulation, supervision, and examination by the Federal Reserve and the FDIC.  The Federal Reserve regulates the supply of money and credit in the United States.  Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect our net interest margin.  Additionally, the Banks are subject to extensive regulation, supervision and examination by various federal and state authorities and, as an affiliate of our subsidiary Banks, we are also subject, to some extent, to regulation by these authorities.  These regulations affect in a comprehensive manner our entire business, including our lending practices, capital structure, investment practices, dividend policy and growth.

Changes in laws, regulations and regulatory practices affecting the financial services industry, and the effects of such changes, including the federal government’s response or lack of response to the ongoing financial crises affecting the banking system and financial markets, are difficult to predict and may have unintended consequences.  New regulations or changes in the regulatory environment could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things.  These changes also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans.  Any failure on our part to comply with or adapt to changes in the regulatory environment could have a material adverse effect on our business, financial condition and results of operations.

Changes in accounting standards could materially affect how we report our financial results and condition.

From time to time, the Financial Accounting Standards Board and SEC change the financial accounting and reporting standards that govern the preparation of our financial statements.  These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations.  In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.

USE OF PROCEEDS

We will not receive any proceeds from sales of shares of our common stock by the selling stockholders named herein.

SELLING STOCKHOLDERS

All of the shares of common stock included under this prospectus supplement will be offered by the selling stockholders named in the table on the following pages.  The selling stockholders may offer all, some or none of the shares of our common stock to be offered pursuant to this prospectus supplement.  As such, no estimate can be made of the total number of shares of common stock that may be offered by this prospectus supplement or as to the total number of shares of common stock that each selling stockholder will hold after the completion of this offering.

The shares of common stock that may be offered and sold by the selling stockholders under this prospectus supplement are issuable upon conversion of the 1,951,037 shares of our nonvoting common stock held by the selling stockholders.  The shares of non-voting common stock held by the selling stockholders were issued by us upon conversion of the 1,951.037 shares of our Series A Junior Nonvoting Preferred Stock (the “Series A Stock”) held by the selling stockholders on June 17, 2009, pursuant to the terms of a letter agreement dated as of June 17, 2009 by and among us and the selling stockholders (the “Letter Agreement”) and pursuant to the terms of the Series A Stock.  Each share of non-voting common stock is convertible into one share of common stock.  In connection with the Letter Agreement, we entered into an amended Preemptive and Registration Rights Agreement (or “Registration Rights Agreement”) with the selling stockholders, under which, among other things, we granted certain registration rights to the selling stockholders with respect to the shares of common stock issuable to them upon conversion of the non-voting common stock.

The following table sets forth, to our knowledge, certain information regarding the selling stockholder’s ownership of our common stock as of July 30, 2009.  The table assumes that the selling stockholder sells all of the shares offered, and that the selling stockholder does not acquire any additional shares.

Name	Number of Shares Beneficially Owned Prior to the Offering(1)		Percentage of Shares Beneficially Owned Prior to the Offering(1)(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(1)(3)	Percentage of Shares Beneficially Owned Following the Offering(3)
GTCR Fund IX/A, L.P.(4)	3,411,561	(5)	7.18%	3,411,561	—	—
GTCR Fund IX/B, L.P.(6)	568,834	(7)	1.20%	568,834	—	—
GTCR Co-Invest III, L.P.(8) c/o GTCR Golder Rauner II, L.L.C. 300 North LaSalle Street Suite 5600 Chicago, Illinois 60654	25,675	(9)	*	25,675	—	—
_______________
*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act.  For purposes of this table, beneficial ownership assumes conversion of any shares of non-voting common stock held by the selling stockholders indicated in the footnotes hereto into the respective number of shares of common stock of the Company.

(2)	Based on 47,528,499 shares of common stock of the Company outstanding as of July 30, 2009.

(3)	Assumes all shares offered hereby are sold.

(4)
The shares beneficially owned directly by GTCR Fund IX/A, L.P. are beneficially owned indirectly by GTCR Partners IX, L.P., the general partner of GTCR Fund IX/A, L.P.; and by GTCR Golder Rauner II, L.L.C., the general partner of GTCR Partners IX, L.P.  GTCR Golder Rauner II, L.L.C., through a management committee, has voting and dispositive authority over the shares held by

GTCR Fund IX/A, L.P. and therefore may be deemed to beneficially own such shares.  Collin E. Roche, a member of the board of directors of the Company, is a member of GTCR Golder Rauner II, L.L.C. and a partner of GTCR Partners IX, L.P.

(5)	Includes 1,661,499 shares of common stock issuable upon conversion of 1,661,499 shares of non-voting common stock.

(6)
The shares beneficially owned directly by GTCR Fund IX/B, L.P. are beneficially owned indirectly by GTCR Partners IX, L.P., the general partner of GTCR Fund IX/B, L.P.; and by GTCR Golder Rauner II, L.L.C., the general partner of GTCR Partners IX, L.P.  GTCR Golder Rauner II, L.L.C., through a management committee, has voting and dispositive authority over the shares held by GTCR Fund IX/B, L.P. and therefore may be deemed to beneficially own such shares.  Collin E. Roche, a member of the board of directors of the Company, is a member of GTCR Golder Rauner II, L.L.C. and a partner of GTCR Partners IX, L.P.

(7)	Includes 277,034 shares of common stock issuable upon conversion of 277,034 shares of non-voting common stock.

(8)
The shares beneficially owned directly by GTCR Co-Invest III, L.P. are beneficially owned indirectly by GTCR Golder Rauner II, L.L.C., its general partner.  GTCR Golder Rauner II, L.L.C., through a management committee, has voting and dispositive authority over the shares held by GTCR Co-Invest III, L.P. and therefore may be deemed to beneficially own such shares.  Collin E. Roche, a member of the board of directors of the Company, is a member of GTCR Golder Rauner II, L.L.C.

(9)	Includes 12,504 shares of common stock issuable upon conversion of 12,504 shares of non-voting common stock.

To the extent a selling stockholder identified above is, or is affiliated with, broker-dealers, it may be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act.  Additional selling stockholders not named in the prospectus supplement will not be able to use this prospectus supplement for resales until they are named in the selling stockholder table by additional prospectus supplement or post-effective amendment.  Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus supplement for resales until they are named in the selling stockholders table by additional prospectus supplement or post-effective amendment.  If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in the prospectus supplement after the effective date of this prospectus supplement.

PLAN OF DISTRIBUTION

The selling stockholders (including their transferees, donees or pledgees) or their successors may offer and sell shares of common stock from time to time directly or through underwriters, broker-dealers or agents.  If the shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for any underwriting discounts or commissions or agent’s commissions and their professional fees.  Shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.  Such sales may be effected in transactions (which may involve block transactions):

•	on any national securities exchange or quotation service, if any, on which the securities may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether the options are listed on an options exchange or otherwise, or

•	in any combination of the above or by any other legally available means.

In connection with any sales of shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered shares, short and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such securities.  The selling stockholders also may transfer, donate and pledge offered shares, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling stockholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any shares of common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the shares of common stock sold by any selling stockholder a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.  The underwriter or underwriters with respect to an underwritten offering of shares of common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement.  In connection with the sale of shares of common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and also may receive commissions from purchasers of shares of common stock for whom they may act as agent.  Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale by any selling stockholder of shares of common stock.  Selling stockholders may decide to sell all or a portion of the shares of common stock offered by them pursuant to this prospectus supplement or may decide not to sell any shares of common stock under this prospectus supplement.  In addition, any selling stockholder may transfer, devise or bequeath shares of common stock by other means not described in this prospectus supplement.  Any shares of common stock covered by this prospectus supplement that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of shares of common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.  If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any shares of common stock.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed.  All of the above may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Under the securities laws of certain states, shares of our common stock may be sold in those states only through registered or licensed brokers or dealers.  In addition, in certain states, shares of our common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

Under the terms of the Registration Rights Agreement, we have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities arising under the Securities Act, and the selling stockholders will be entitled to contribution from us in connection with those liabilities.  The selling stockholders have agreed to indemnify us against certain civil liabilities, including certain liabilities arising under the Securities Act, and we will be entitled to contribution from the selling stockholders in connection with those liabilities.

We may suspend the use of this prospectus supplement in the event this prospectus supplement, the registration statement to which it relates or any information incorporated by reference into this prospectus supplement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.  The periods during which we can suspend the use of the prospectus supplement may not, however, exceed a total of 45 days in any 180-day period.  We are required to provide notice of any such suspension to selling stockholders.

VALIDITY OF SECURITIES

The validity of the common stock has been passed upon for us by Vedder Price P.C., Chicago, Illinois.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2009 and March 31, 2008 incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate report dated May 8, 2009, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information.  Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.  Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because each report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.”  Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available on our web site at www.pvtb.com, and at the office of The Nasdaq Stock Market.  For further information on obtaining copies of our public filings at The Nasdaq Stock Market, you should call 212-656-5060.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement.  This means we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is an important part of this prospectus supplement, except for any information superseded by information in this prospectus supplement.  This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, as amended (File No. 0-25887);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (File No. 0-25887);

•
our Current Reports on Form 8-K filed with the SEC on January 26, 2009 (other than with respect to information furnished therewith), February 3, 2009, February 9, 2009, February 26, 2009, March 5, 2009 (other than with respect to information furnished under Item 7.01), March 23, 2009, April 27, 2009 (other than with respect to information furnished therewith), May 12, 2009, May 14, 2009, May 20, 2009, May 29, 2009 (other than with respect to the information furnished under Item 7.01), June 19, 2009, July 6, 2009, July 23, 2009, and July 27, 2009 (File Nos. 0-25887); and

•	the description of our common stock contained in the Registration Statement on Form 8-A, as amended, dated April 27, 1999 (File No. 0-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of any offering covered by this prospectus supplement and the accompanying prospectus.

We have also filed a registration statement (No. 333-150767) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus.  This prospectus supplement is part of the registration statement.  You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC.  The registration statement may contain additional information that may be important to you.

Any statement contained in a document incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any other document filed later that is also incorporated in this prospectus supplement by reference, modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement and the accompanying prospectus except as so modified or superseded.  The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information contained in any other applicable prospectus supplement and in the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any other prospectus supplement.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Such requests should be directed to Christopher J. Zinski, Esq., General Counsel, at 120 South LaSalle Street, Chicago, Illinois 60603, (312) 564-2000.

PROSPECTUS

Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Units
Warrants
Depositary Shares
Guarantees

PrivateBancorp Capital Trust IV
Trust Preferred Securities

We may offer and sell from time to time in one or more offerings the securities listed above, and PrivateBancorp Capital Trust IV may offer and sell from time to time in one or more offerings trust preferred securities.  In addition, certain selling securityholders may offer and sell from time to time our securities that they own.  We will provide the specific terms of the securities to be offered in supplements to this prospectus and will identify, if applicable, any selling securityholders.  You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “PVTB.”

Investing in our securities involves risks.  See the section entitled “Risk Factors” contained in the applicable prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
_____________

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_____________

The date of this prospectus is May 9, 2008.

Page

About This Prospectus	i
Cautionary Statement Regarding Forward-Looking Statements	1
PrivateBancorp, Inc.	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
Selling Securityholders	2
Description of Capital Stock	3
Description of Other Securities	5
Legal Matters	5
Experts	6
Incorporation of Documents by Reference	6
Where You Can Find More Information	7

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and PrivateBancorp Capital Trust IV filed with the Securities and Exchange Commission (the “SEC”) under which we or any selling securityholder identified in the future may sell securities in one or more offerings, and PrivateBancorp Capital Trust IV may sell trust preferred securities (which may be guaranteed by us) in one or more offerings to the public.  Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement also may add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about PrivateBancorp, Inc., PrivateBancorp Capital Trust IV and the securities offered under this prospectus.  That registration statement can be read at the Securities and Exchange Commission’s Internet site at www.sec.gov, or at its offices mentioned under the heading “Where You Can Find More Information.”

As used in this prospectus, the terms “PrivateBancorp,” “PrivateBank,” “we,” “our,” and “us” refer to PrivateBancorp, Inc. and our consolidated subsidiaries, unless the context indicates otherwise, and the term “the trust” refers to PrivateBancorp Capital Trust IV, a Delaware statutory trust and issuer of trust preferred securities.

This prospectus includes our trademarks and other tradenames identified herein.  All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus and the applicable prospectus supplement or incorporated by reference in this prospectus and in any applicable prospectus supplement.  We have not authorized anyone to provide you with information that is different.  This prospectus and any applicable prospectus supplement may only be used where it is legal to sell these securities.  The information in this prospectus and in any applicable prospectus supplement may only be accurate on the date of this document.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.  These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events and our business and growth strategies, including anticipated internal growth and plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors including, among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section of the related prospectus supplement, and in the documents that are incorporated by reference into this prospectus and the related prospectus supplement.  Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.  You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made.  We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law.  We qualify all of our forward-looking statements by these cautionary statements.

PRIVATEBANCORP, INC.

PrivateBancorp, Inc., through our PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors.  The PrivateBank uses a banking model to develop lifetime relationships with its clients.  Through a growing team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet its clients’ commercial and personal needs.  Since its inception in 1989, The PrivateBank has expanded into multiple geographic markets in the Midwest and Southeastern United States through the creation of new banks and banking offices and the acquisition of existing banks.  In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan (the “Plan”), designed to take advantage of the disruption in the Chicago middle market commercial banking market caused by the announcement of the sale of LaSalle Bank, N.A. to Bank of America, N.A., and, as a result, seize an opportunity to expand our lines of business, product offerings and reach within our current markets as well as in select new markets.  As a part of implementing the Plan, we recruited our new CEO and President, Larry D. Richman, and hired a significant number of talented, experienced middle market commercial bankers and other personnel, thereby substantially increasing the size and scope of our organization.  As of March 31, 2008, we had 22 offices located in the Atlanta, Chicago, Cleveland, Denver, Des Moines, Detroit, Kansas City,

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Milwaukee, Minneapolis, and St. Louis metropolitan areas.  As of March 31, 2008, we had consolidated total assets of $6.0 billion, deposits of $5.0 billion and stockholders’ equity of $493.2 million.

Our principal executive offices are located at 70 West Madison, Suite 900, Chicago, Illinois 60602, and our telephone number is (312) 683-7100.  We maintain a website located at www.pvtb.com ..

Information contained or referenced on our website is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement.

USE OF PROCEEDS

Except as specified in any prospectus supplement that accompanies this prospectus, the net proceeds from the sale of securities to which this prospectus relates will be used for working capital and other general corporate purposes.  Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for PrivateBancorp, which includes our subsidiaries, on a consolidated basis.  The ratio of earnings to fixed charges has been computed by dividing:

•	net income plus all applicable income taxes plus fixed charges, by

•	fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt.  Interest expense, other than on deposits, includes interest on long-term debt, FHLB advances, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007		2006		2005		2004		2003
Ratio of earnings to fixed charges
Including interest on deposits	*	1.08	x	1.39	x	1.57	x	1.88	x	1.80	x
Excluding interest on deposits	*	1.57	x	4.12	x	3.62	x	5.07	x	4.78	x
_______________
*	The earnings for the three months ended March 31, 2008 were inadequate to cover total fixed charges. The coverage deficiency for the period was $15.3 million.

SELLING SECURITYHOLDERS

If securities covered by this prospectus are to be offered and sold by selling securityholders, the applicable prospectus supplement will name the selling securityholders, the amount and type of securities being offered, and any other material terms we are required to disclose regarding the offering and the securities being sold by each selling securityholder.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified, in all respects, to applicable Delaware law and provisions of our amended and restated certificate of incorporation, as amended, our amended and restated by-laws and the certificate of designations of our Series A Junior Nonvoting Preferred Stock.  These documents are incorporated by reference in this prospectus.  See “Where You Can Find More Information.”

Common Stock

We are authorized to issue 39,000,000 shares of common stock, without par value, of which 28,310,760 shares were outstanding on March 31, 2008.  As of March 31, 2008, 3,921,688 shares of our common stock were reserved for issuance upon the exercise or settlement of outstanding equity-based awards and 1,428,074 shares were reserved for issuance upon conversion of our outstanding Series A Junior Nonvoting Preferred Stock.  In addition, to the extent our stock price exceeds $45.05 per share, we may be required to issue additional shares of our common stock in the event any of our 3 5/8% Contingent Convertible Senior Notes due 2027 are converted into shares of our common stock.  Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Dividends.  The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by our board of directors out of funds legally available therefor.  We may pay dividends if, as and when declared by our board of directors.  The payment of dividends is subject to limitations imposed by the Delaware General Corporation Law, or DGCL, and applicable banking laws and regulations.  If we issue additional series of preferred stock in the future, the holders thereof may have a priority over the holders of the common stock with respect to dividends.  No dividends shall be paid or declared on any particular series of preferred stock unless dividends shall be paid or declared pro rata on all outstanding shares of preferred stock in each other series which ranks equally as to dividends with such particular series.

Voting Rights.  The holders of our common stock possess voting rights in us.  Stockholders elect our board of directors and act on such other matters as are required to be presented to them under the DGCL, requirements of the Nasdaq Stock Market or our amended and restated certificate of incorporation, or as are otherwise presented to them by the board of directors.  Each holder of common stock is entitled to one vote per share on all matters to be voted upon by our stockholders and does not have any right to cumulate votes in the election of directors or otherwise.  Accordingly, holders of more than 50% of the outstanding shares of our common stock are able to elect all of the directors to be elected each year.  Certain matters require a two-thirds stockholder vote under our amended and restated certificate of incorporation.

Liquidation.  In the event of our liquidation or dissolution, the holders of shares of common stock are entitled to share ratably in any of our assets retained after payment in full to creditors and, if any preferred stock is then issued and outstanding, after payment to holders of such preferred stock but only to the extent of any liquidation preference.  Holders of our outstanding Series A Junior Nonvoting Preferred Stock currently have, and if additional series of preferred stock are issued, the holders thereof may have, a priority over the holders of our common stock in the event of any liquidation or dissolution.

Preemptive Rights and Redemption.  Under our amended and restated certificate of incorporation, the terms of our common stock do not entitle holders to preemptive rights with respect to any shares that we may issue in the future, and our common stock is not subject to mandatory redemption by us.  However, certain affiliates of GTCR Golder Rauner II, L.L.C., or GTCR, that hold shares of our common

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stock are contractually entitled to preemptive rights in certain circumstances.  See “Series A Junior Nonvoting Preferred Stock — Preemptive Rights.”

Undesignated Preferred Stock

Our board of directors is authorized, pursuant to our amended and restated certificate of incorporation, to issue up to 1,000,000 shares of preferred stock, without par value, in one or more series with respect to which our board of directors, without stockholder approval, may determine voting, conversion and other rights, which could adversely affect the rights of the holders of our common stock.  Except for 1,428.074 shares of preferred stock designated Series A Junior Nonvoting Preferred Stock outstanding as of March 31, 2008, no shares of our authorized preferred stock are issued or outstanding.  Other than the holders of our Series A Junior Nonvoting Preferred Stock with respect to such shares of Series A Junior Nonvoting Preferred Stock, stockholders do not have preemptive rights to subscribe for shares of preferred stock.  See “Series A Junior Nonvoting Preferred Stock” for a description of these securities.

The rights of the holders of our common stock would generally be subject to the prior rights of the preferred stock that may be issued in the future with respect to dividends, liquidation preferences and other matters.  The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any future series of the authorized preferred stock and the numbers of such shares of preferred stock in each series will be established by our board of directors as such shares are to be issued.  It is not possible to state the actual effect of currently undesignated preferred stock on the rights of holders of common stock until the board of directors determines the rights of the holders of a series of the preferred stock.  However, such effects might include (i) restrictions on our ability to pay dividends on our common stock; (ii) dilution of the voting power of our common stock to the extent that the preferred stock were given voting rights; (iii) dilution of the equity interest and voting power of our common stock if the preferred stock were convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the preferred stock.

Furthermore, our board of directors could direct us to issue, in one or more transactions, shares of preferred stock or additional shares of common stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of any stock exchange to the extent that such rules are or may become applicable to, or may be observed by, us) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in our management or any other extraordinary corporate transaction which might be opposed by the incumbent board of directors. Any issuance of preferred stock or of common stock could have the effect of diluting the earnings per share, book value per share and voting power of common stock held by our stockholders.

Should we undertake a public offering of one or more new series of preferred stock, a description specific to that series of preferred stock will be set forth in the applicable prospectus supplement.

Series A Junior Nonvoting Preferred Stock

We have designated 1,428.074 shares of our preferred stock as “Series A Junior Nonvoting Preferred Stock,” which we refer to herein as our “Series A Stock,” all of which were outstanding as of March 31, 2008.  Each share of our Series A Stock has the same relative rights as, and is identical in all respects with, each other share of Series A Stock.

Dividends.  The holders of our Series A Stock are entitled to receive and share equally in such cash dividends, if any, declared by our board of directors in respect of our common stock based on the

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number of shares into which the Series A Junior Nonvoting Preferred Stock is convertible from funds legally available therefor.

Voting Rights.  The holders of our Series A Stock are not entitled to vote on any matter except as may be required by law.  Any amendment or modification of the certificate of designations establishing the Series A Stock requires the prior written consent of the holders of a majority of the Series A Stock.

Conversion.  Holders of our Series A Stock may convert their shares into common stock if (i) it is permitted under applicable federal banking laws and regulations or (ii) the holder is transferring the holders’ shares of Series A Stock (or common stock issued upon conversion of Series A Stock) in connection with a “Widely Dispersed Offering.”  The term “Widely Dispersed Offering” means (a) a widely distributed public offering, (b) a public offering, private placement or other sale in which no one party acquires the right to purchase in excess of 2% of our voting shares, (c) in the case of shares of Series A Stock held by certain affiliates of GTCR, distributions to such holder’s partners and their affiliates, or (d) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely distributed public offering on the holder’s behalf. Subject to the foregoing restrictions as well as adjustments to account for stock splits, stock combinations and dividends payable in common stock, if any, that may occur in the future, each share of Series A Stock is convertible into 1,000 shares of common stock.

Liquidation.  In the event of our liquidation or dissolution, the holders of our Series A Stock would be entitled to receive out of our assets available for distribution to our stockholders and before any payment to holders of any of our stock ranking junior to the Series A Stock, including our common stock, an amount per share equal to the greater of (a) $0.01 plus an amount equal to any declared but unpaid dividends on the Series A Stock, and (b) the amount that a holder of one share of Series A Stock would be entitled to receive if such share were converted into common stock immediately prior to our liquidation or dissolution plus any declared but unpaid dividends.

Preemptive Rights.  The terms of the Series A Stock do not provide for preemptive rights.  However, so long as certain holders of our outstanding Series A Stock affiliated with GTCR collectively own five percent or more of our outstanding common stock (assuming conversion), they are entitled to preemptive rights with respect to any shares of common stock (or securities convertible into, exchangeable for or equivalent to common stock) that we may offer and issue in the future, other than generally for offerings and issuances under our equity benefit and compensation plans and in connection with certain strategic transactions, such as acquisitions.

Redemption.  Our Series A Stock is not subject to mandatory redemption.

DESCRIPTION OF OTHER SECURITIES

We will set forth in a prospectus supplement, as applicable, a description of our debt securities, which may include senior or subordinated debt securities, our junior subordinated debt securities, purchase contracts, units, warrants, depositary shares, and guarantees or any other security that we may offer under this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of our securities will be passed upon for us by Vedder Price P.C., Chicago, Illinois, and Richards Layton & Finger, P.A., special counsel to the trust, will pass upon certain legal matters for the trust.

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EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate report dated May 2, 2008, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information.  Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.  Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus.  This means we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus or the applicable prospectus supplement.  This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 0-25887);

•
our proxy statement in connection with our 2008 annual meeting of stockholders filed with the SEC on April 4, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2008 (File No. 0-25887); and

•	our Current Reports on Form 8-K filed with the SEC on January 28, 2008, February 29, 2008, March 19, 2008, April 28, 2008 and May 1, 2008 (File Nos. 0-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of any offering covered by this prospectus and any applicable prospectus supplement.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any applicable prospectus supplement, or in any other document filed later that is also incorporated in this prospectus or any applicable prospectus supplement by reference,

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modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.  The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Such requests should be directed to Dennis L. Klaeser, Chief Financial Officer, at 70 West Madison, Suite 900, Chicago, Illinois 60602, (312) 683-7100.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 to which this prospectus relates.  This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and in the exhibits attached or incorporated by reference in the registration statement.  For further information about us and our securities, you should refer to the registration statement and to any applicable supplement(s) to this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  These filings are available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549.  Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.  Our SEC filings are also available on our website at www.pvtb.com and at the office of the Nasdaq Stock Market.  For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call (212) 656-5060.